                           COOPER'S POINTE APARTMENTS
                              2225 GREENRIDGE ROAD
                        NORTH CHARLESTON, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

[LETTER OF American Appraisal Associates (R)]

[American Appraisal Associates (R) LOGO]


                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  COOPER'S POINTE APARTMENTS
     2225 GREENRIDGE ROAD
     NORTH CHARLESTON, CHARLESTON COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 192 units with a total of 161,664 square feet of rentable area. The improvements were built in 1986. The improvements are situated on 14.48 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 99% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($9,900,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Frank Fehribach

July 3, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
David Johnsen, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary                                                          4
Introduction                                                               9
Area Analysis                                                             11
Market Analysis                                                           14
Site Analysis                                                             16
Improvement Analysis                                                      16
Highest and Best Use                                                      17

                                    VALUATION

Valuation Procedure                                                       18
Sales Comparison Approach                                                 20
Income Capitalization Approach                                            26
Reconciliation and Conclusion                                             37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Cooper's Pointe Apartments
LOCATION:                          2225 Greenridge Road
                                   North Charleston, South Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 28, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                            14.48 acres, or 630,749 square feet
  Assessor Parcel No.:             484-00-00-075
  Floodplain:                      Community Panel No. 4500420005 C (November 5,
                                   1096)
                                   Flood Zone C, an area outside the floodplain.

  Zoning:                          R-2 (Multi-family residential)

BUILDING:

  No. of Units:                    192 Units
  Total NRA:                       161,664 Square Feet
  Average Unit Size:               842 Square Feet
  Apartment Density:               13.3 units per acre
  Year Built:                      1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

              Square         Market Rent         Monthly        Annual
Unit Type      Feet      Per Unit     Per SF      Income        Income
---------     ------     --------     ------     --------     ----------
1Br/1Ba       697          $599       $0.86      $ 45,524     $  546,288
2Br/2Ba       937          $699       $0.75      $ 81,084     $  973,008
                                      -----      --------     ----------
                                      Total      $126,608     $1,519,296

OCCUPANCY:                                           99%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 15 Years
REMAINING ECONOMIC LIFE:                       30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                        [PICTURE ENTRANCE INTO PROJECT]


                        [PICTURE INTERIOR OF CLUBHOUSE]


                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

   As Vacant:                   Hold for future multi-family development
   As Improved:                 Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                   Amount                      $/Unit
---------------------                               --------------              --------------
Potential Rental Income                             $    1,519,296              $       7,913
Effective Gross Income                              $    1,547,178              $       8,058
Operating Expenses                                  $      661,039              $        3,443              42.7% of EGI
Net Operating Income:                               $      838,139              $        4,365

Capitalization Rate                                           8.50%
DIRECT CAPITALIZATION VALUE                         $    9,900,000 *            $51,563 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                            10 years
2002 Economic Vacancy                                           12%
Stabilized Vacancy & Collection Loss:                            6%
Lease-up / Stabilization Period                                N/A
Terminal Capitalization Rate                                 10.00%
Discount Rate                                                11.00%
Selling Costs                                                 2.00%
Growth Rates:
   Income                                                     3.00%
   Expenses:                                                  3.00%
DISCOUNTED CASH FLOW VALUE                          $    9,800,000 *            $51,042 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE              $    9,900,000              $51,563 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)               $27,691 to $66,383
   Range of Sales $/Unit (Adjusted)                 $47,214 to $53,362
VALUE INDICATION - PRICE PER UNIT                   $    9,600,000 *            $50,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                 4.88 to 7.15
   Selected EGIM for Subject                                  6.50
   Subject's Projected EGI                              $1,547,178
EGIM ANALYSIS CONCLUSION                            $   10,100,000 *            $52,604 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                    $   10,000,000 *            $52,083 / UNIT

RECONCILED SALES COMPARISON VALUE                   $   10,000,000              $52,083 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

   Price Per Unit                                      $ 9,600,000
   NOI Per Unit                                        $10,000,000
   EGIM Multiplier                                     $10,100,000
INDICATED VALUE BY SALES COMPARISON                    $10,000,000              $52,083 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                       $ 9,900,000
   Discounted Cash Flow Method:                        $ 9,800,000
INDICATED VALUE BY THE INCOME APPROACH                 $ 9,900,000              $51,563 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                   $ 9,900,000              $51,563 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2225 Greenridge Road, North Charleston, Charleston County, South Carolina. North Charleston identifies it as 484-00-00-075.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by David Johnsen, MAI on May 28, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. David Johnsen, MAI assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and David Johnsen, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:


         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:          6 to 12 months
   EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Growth Fund XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of North Charleston, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - US-52
West   - Interstate Highway 26
South  - US-52 Connector
North  - University Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Trident Regional Hospital, Charleston Southern University, and the Charleston International Airport.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                                ----------------------------------------------
        CATEGORY                1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS       MSA
---------------------------     ------------     ------------     ------------     -------
POPULATION TRENDS
Current Population                   6,808          42,433           103,689       555,374
5-Year Population                    7,450          43,187           105,069       573,153
% Change CY-5Y                         9.4%            1.8%              1.3%          3.2%
Annual Change CY-5Y                    1.9%            0.4%              0.3%          0.6%

HOUSEHOLDS
Current Households                   3,161          16,585            37,973       213,507
5-Year Projected Households          3,629          17,370            39,219       225,969
% Change CY - 5Y                      14.8%            4.7%              3.3%          5.8%
Annual Change CY-5Y                    3.0%            0.9%              0.7%          1.2%

INCOME TRENDS
Median Household Income            $38,671         $35,708           $37,117       $37,645
Per Capita Income                  $20,453         $18,131           $17,494       $20,671
Average Household Income           $48,384         $46,704           $48,172       $53,767
Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region.

The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                                ----------------------------------------------
         CATEGORY               1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS       MSA
---------------------------     ------------     ------------     ------------     -------
HOUSING TRENDS
% of Households Renting            49.57%           43.34%            39.88%        29.38%
5-Year Projected % Renting         48.50%           42.25%            37.35%        28.21%

% of Households Owning             45.02%           49.62%            52.78%        60.14%
5-Year Projected % Owning          46.62%           50.93%            55.52%        61.84%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject Property:

North - Single Family
South - Farrington Place Apartments
East  - Commercial
West  - Jamison Park Apartments

CONCLUSIONS

The subject is well located within the city of North Charleston. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of North Charleston in Charleston County. The overall pace of development in the subject's market is more or less decreasing. The most recent apartment construction in the area is Jamison Park (YOC 2001), which borders the subject property to the west. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

           Period                 Region     Submarket
-----------------------------     ------     ---------
Dec. '00                            8.5%        5.7%
June '01                            8.9%        7.9%
Dec. '01                           10.2%        8.4%
June '02                            8.9%        6.4%
Dec. '02                            8.9%        7.7%
Source: Carolina's Real Data

Occupancy trends in the subject's market are an increasing. Historically speaking, the subject's submarket has outperformed the overall market. This market has been exhibiting an increase in the overall vacancy rate; however, it remains below. the overall market as a whole.

Market rents in the subject's market have been following increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

           Period                Region     % Change     Submarket     % Change
----------------------------     ------     --------     ---------     --------
Dec. '00                          $626           -          $528            -
June '01                          $644        2.9%          $538         1.9%
Dec. '01                          $654        1.6%          $548         1.9%
June '02                          $672        2.8%          $556         1.5%
Dec/ '02                          $678        0.9%          $558         0.4%
Source: Carolina's Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.            Property Name              Units     Ocpy.     Year Built         Proximity to subject
-------      --------------------------     -----     -----     ----------     ---------------------------
R-1          Deer Run                        152       95%         1985        1 mile north of the subject
R-2          Farrington Place                168       97%         1989        Right next to the subject
R-3          Jamison Park                    216       94%         2001        Right next to the subject
R-4          Springhouse Apartments          248       90%         1985        1 block south of the subject
R-5          Audubon Park                    228       93%         1991        1 mile east of the subject
Subject      Cooper's Pointe Apartments      192       99%         1986

reflection of the increasing vacancy rates. Overall, this market commands slightly lower rates than the overall Charleston market.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
   Site Area                  14.48 acres, or 630,749 square feet
   Shape                      Irregular
   Topography                 Level
   Utilities                  All necessary utilities are available to the site.
   Soil Conditions            Stable
   Easements Affecting Site   None other than typical utility easements
   Overall Site Appeal        Good
   Flood Zone:
     Community Panel           4500420005 C, dated November 5, 1096
     Flood Zone                Zone C
   Zoning                     R-2, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                  --------------------------------------     TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING        TOTAL         MILL RATE     TAXES
-------------     --------     ----------     ----------     ---------     --------
484-00-00-075     $652,000     $7,066,000     $7,718,000     0.01577       $121,692

IMPROVEMENT ANALYSIS
   Year Built                 1986
   Number of Units            192
   Net Rentable Area          161,664 Square Feet
   Construction:

      Foundation              Reinforced concrete slab
      Frame                   Heavy or light wood
      Exterior Walls          Brick or masonry
      Roof                    Composition shingle over a wood truss structure
   Project Amenities          Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, laundry room, business office, and parking area.

   Unit Amenities             Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

Unit Mix:

                                  Unit Area
Unit Type     Number of Units     (Sq. Ft.)
---------     ---------------     ---------
1Br/1Ba             76               697
2Br/2Ba            116               937

Overall Condition                          Average
Effective Age                              15 years
Economic Life                              45 years
Remaining Economic Life                    30 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1986 and consist of a 192-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                          COMPARABLE                 COMPARABLE                  COMPARABLE
  DESCRIPTION                       SUBJECT                 I - 1                       I -2                        I - 3
  -----------                       -------               -----------                ----------                  ----------
   Property Name               Cooper's Pointe    Melrose Park                Carrington Place            Martin's Creek
                               Apartments
LOCATION:
   Address                     2225 Greenridge    2494 Etiwan                 1300 Park West              700 Martin's
                               Road               Avenue                      Boulevard                   Creek Blvd.
   City, State                 North Charleston,  Charleston, SC              Mt. Pleasant SC             Summerville, SC
                               South Carolina
   County                      Charleston         Charleston                  Charleston                  Dorchester
PHYSICAL
CHARATERISTICS:
   Net Rentable Area (SF)      161,664            141,024                     236,128                     195,200
   Year Built                  1986               1972                        2000                        1985
   Number of Units             192                156                         244                         200
   Unit Mix:                     Type     Total     Type    Total               Type      Total             Type    Total
                               1Br/1Ba      76    1Br/1Ba    102              1Br/1Ba       96            1Br/1Ba     48
                               2Br/2Ba     116    2Br/1.5Ba   54              2Br/2Ba      128            2Br/2Ba    128
                                                                              3Br/2Ba       20            3Br/2Ba     24


   Average Unit Size (SF)      842                904                         968                         976
   Land Area (Acre)            14.4800            9.0000                      19.0000                     N/A
   Density (Units/Acre)        13.3               17.3                        12.8
   Parking Ratio (Spaces/Unit) 0.00               N/A                         N/A                         N/A
   Parking Type
   (Gr., Cov., etc.)           Open               Open                        Garages, Open               Open
CONDITION:                     Good               Average                     Very Good                   Average
APPEAL:                        Good               Average                     Very Good                   Average
AMENITIES:
   Pool/Spa                    Yes/Yes            Yes/Yes                     Yes/Yes                     Yes/Yes
   Gym Room                    No                 Yes                         Yes                         Yes
   Laundry Room                Yes                Yes                         Yes                         Yes
   Secured Parking             No                 Yes                         Yes                         No
   Sport Courts                No                 Yes                         Yes                         No
   Washer/Dryer
   Connection                  Yes                No                          Yes                         Yes
   Fireplaces                  No                 No                          No                          Yes

OCCUPANCY:                     99%                95%                         N/A                         96%
TRANSACTION DATA:

   Sale Date                                      February, 2002              June, 2001                  December, 2000
   Sale Price ($)                                 $6,202,410                  $16,197,370                 $10,000,000
   Grantor                                        N/A                         The Spanos                  N/A
                                                                              Corporation
   Grantee                                        JRC JV                      Town Place Limited          Jupiter Realty
                                                  Melrose, LLC                Partnership, LLC
   Sale                                           Book K387,                  Book A375,                  N/A
   Documentation                                  Page 564                    Page 699
   Verification                                   Real Data                   Confidential                Real Data
   Telephone Number

ESTIMATED PRO-FORMA:                                Total $   $/Unit  $/SF     Total $    $/Unit   $/SF    Total $    $/Unit  $/SF
   Potential Gross Income                         $1,050,840  $6,736  $7.45   $2,416,800  $9,905  $10.24  $1,473,120  $7,366  $7.55
   Vacancy/Credit Loss                            $   52,542  $  337  $0.37   $  145,008  $  594  $ 0.61  $   73,656  $  368  $0.38
   Effective Gross Income                         $  998,298  $6,399  $7.08   $2,271,792  $9,311  $ 9.62  $1,399,464  $6,997  $7.17
   Operating Expenses                             $  499,200  $3,200  $3.54   $  942,748  $3,864  $ 3.99  $  600,000  $3,000  $3.07
   Net Operating Income                           $  499,098  $3,199  $3.54   $1,329,044  $5,447  $ 5.63  $  799,464  $3,997  $4.10
NOTES:                                            None                                    None                     None

   PRICE PER UNIT                                          $39,759                    $66,383                    $50,000
   PRICE PER SQUARE FOOT                                   $ 43.98                    $ 68.60                    $ 51.23
   EXPENSE RATIO                                              50.0%                     41.5%                       42.9%
   EGIM                                                       6.21                      7.13                        7.15
   OVERALL CAP RATE                                           8.05%                     8.21%                       7.99%
   Cap Rate based on
   Pro Forma or Actual Income?                             PRO FORMA                  PRO FORMA                   PRO FORMA

                                     COMPARABLE                    COMPARABLE
  DESCRIPTION                          I - 4                         I - 5
  -----------                        ----------                    ----------
   Property Name               Peppertree                   Westbury Mews

LOCATION:
   Address                     4640 Forest                  1425 Old Trolley
                               Hills Drive                  Road
   City, State                 N. Charleston, SC            Summerville, SC

   County                      Charleston                   Dorchester
PHYSICAL
CHARATERISTICS:
   Net Rentable Area (SF)      302,168                      118,536
   Year Built                  1980                         1988
   Number of Units             353                          132
   Unit Mix:                     Type    Total                Type    Total
                               1Br/1Ba    122               1Br/1Ba     44
                               2Br/2Ba    231               2Br/1Ba     12
                                                            2Br/2Ba     60
                                                            3Br/2Ba     16

   Average Unit Size (SF)      856                          898
   Land Area (Acre)            N/A                          N/A
   Density (Units/Acre)
   Parking Ratio (Spaces/Unit) N/A                          N/A
   Parking Type
   (Gr., Cov., etc.)           Open                         Open
CONDITION:                     Average                      Good
APPEAL:                        Average                      Good
AMENITIES:
   Pool/Spa                    Yes/Yes                      Yes/Yes
   Gym Room                    No                           Yes
   Laundry Room                Yes                          Yes
   Secured Parking             No                           No
   Sport Courts                No                           No
   Washer/Dryer
   Connection                  No                           No
   Fireplaces                  No                           Yes

OCCUPANCY:                     92%                          98%
TRANSACTION DATA:

   Sale Date                   March, 1999                  September, 1998
   Sale Price ($)              $9,775,000                   $6,125,000
   Grantor                     N/A                          N/A

   Grantee                     Peppertree                   High Associates,
                               I, LLC                       Ltd.
   Sale                        Book F323,                   N/A
   Documentation               Page 772
   Verification                Real Data                    Real Data
   Telephone Number

ESTIMATED PRO-FORMA:            Total $    $/Unit  $/SF      Total $     $/Unit    $/SF
   Potential Gross Income      $2,163,648  $6,129  $7.16    $960,384     $7,276    $8.10
   Vacancy/Credit Loss         $  162,274  $  460  $0.54    $ 48,019     $  364    $0.41
   Effective Gross Income      $2,001,374  $5,670  $6.62    $912,365     $6,912    $7.70
   Operating Expenses          $1,059,000  $3,000  $3.50    $396,000     $3,000    $3.34
   Net Operating Income        $  942,374  $2,670  $3.12    $516,365     $3,912    $4.36
NOTES:                                    None                          None

   PRICE PER UNIT                        $27,691                      $46,402
   PRICE PER SQUARE FOOT                 $ 32.35                      $ 51.67
   EXPENSE RATIO                            52.9%                        43.4%
   EGIM                                     4.88                         6.71
   OVERALL CAP RATE                         9.64%                        8.43%
   Cap Rate based on
   Pro Forma or Actual Income?            PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                         [PICTURE IMPROVED SALES ANALYSIS]

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $27,691 to $66,383 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $47,214 to $53,362 per unit with a mean or average adjusted price of $50,971 per unit. The median adjusted price is $52,250 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $9,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                                       COMPARABLE                 COMPARABLE
           DESCRIPTION                                 SUBJECT                           I - 1                      I - 2
           -----------                                 -------                         ----------                 ----------
   Property Name                          Cooper's Pointe Apartments            MelrosePark                Carrington Place
   Address                                2225 Greenridge Road                  2494 Etiwan Avenue         1300 Park West Boulevard
   City                                   North Charleston, South Carolina      Charleston, SC             Mt. Pleasant, SC
   Sale Date                                                                    February, 2002             June, 2001
   Sale Price ($)                                                               $6,202,410                 $16,197,370
   Net Rentable Area (SF)                 161,664                               141,024                    236,128
   Number of Units                        192                                   156                        244
   Price Per Unit                                                               $39,759                    $66,383
   Year Built                             1986                                  1972                       2000
   Land Area (Acre)                       14.4800                               9.0000                     19.0000
VALUE ADJUSTMENTS                                   DESCRIPTION                    DESCRIPTION     ADJ.       DESCRIPTION       ADJ.
   Property Rights Conveyed               Fee Simple Estate                     Fee Simple Estate   0%     Fee Simple Estate     0%
   Financing                                                                    Cash To Seller      0%     Cash To Seller        0%
   Conditions of Sale                                                           Arm's Length        0%     Arm's Length          0%
   Date of Sale (Time)                                                          02-2002             3%     June, 2001            5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                                     $40,952                     $69,702
   Location                                                                     Comparable          0%     Comparable            0%
   Number of Units                        192                                   156                 0%     244                   0%
   Quality / Appeal                       Good                                  Inferior           20%     Superior            -10%
   Age / Condition                        1986                                  1972 / Average     10%     2000 / Very Good    -10%
   Occupancy at Sale                      99%                                   95%                 0%     N/A                   0%
   Amenities                              Good                                  Comparable          0%     Superior            -10%
   Average Unit Size (SF)                 842                                   904                 0%     968                   0%
PHYSICAL ADJUSTMENT                                                                                30%                         -30%
FINAL ADJUSTED VALUE ($/UNIT)                                                           $53,237                     $48,791

                                                  COMPARABLE                     COMPARABLE                      COMPARABLE
           DESCRIPTION                               I - 3                          I - 4                          I - 5
           -----------                            ----------                     ----------                      ----------
   Property Name                          Martin's Creek                  Peppertree                      Westbury Mews
   Address                                700 Martin's Creek Blvd.        4640 Forest Hills Drive         1425 Old Trolley Road
   City                                   Summerville, SC                 N. Charleston, SC               Summerville, SC
   Sale Date                              December, 2000                  March, 1999                     September, 1998
   Sale Price ($)                         $10,000,000                     $9,775,000                      $6,125,000
   Net Rentable Area (SF)                 195,200                         302,168                         118,536
   Number of Units                        200                             353                             132
   Price Per Unit                         $50,000                         $27,691                         $46,402
   Year Built                             1985                            1980                            1988
   Land Area (Acre)                       N/A                             N/A                             N/A
VALUE ADJUSTMENTS                            DESCRIPTION         ADJ.        DESCRIPTION        ADJ.         DESCRIPTION        ADJ.
   Property Rights Conveyed               Fee Simple Estate       0%      Fee Simple Estate      0%       Fee Simple Estate      0%
   Financing                              Cash To Seller          0%      Cash To Seller         0%       Cash To Seller         0%
   Conditions of Sale                     Arm's Length            0%      Arm's Length           0%       Arm's Length           0%
   Date of Sale (Time)                    December, 2000         10%      03-1999               10%       09-1998               15%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                $55,000                         $30,460                        $53,362
   Location                               Comparable              0%      Inferior              25%       Comparable             0%
   Number of Units                        200                     0%      353                    0%       132                    0%
   Quality / Appeal                       Comparable              0%      Inferior              20%       Comparable             0%
   Age / Condition                        1985 / Average          0%      1980 / Average        10%       1988 / Good            0%
   Occupancy at Sale                      96%                     0%      92%                    0%       98%                    0%
   Amenities                              Comparable              0%      Comparable             0%       Comparable             0%
   Average Unit Size (SF)                 976                    -5%      856                    0%       898                    0%
PHYSICAL ADJUSTMENT                                              -5%                            55%                              0%
FINAL ADJUSTED VALUE ($/UNIT)                      $52,250                         $47,214                        $53,362

SUMMARY

VALUE RANGE (PER UNIT)                $47,214  TO  $53,362
MEAN (PER UNIT)                       $50,971
MEDIAN (PER UNIT)                     $52,250
VALUE CONCLUSION (PER UNIT)           $50,000

VALUE INDICATED BY SALES COMPARISON APPROACH               $9,600,000
ROUNDED                                                    $9,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale.

When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at.

The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                             NOI PER UNIT COMPARISON

COMPARABLE    NO. OF      SALE PRICE                    NOI/       SUBJECT NOI    ADJUSTMENT      INDICATED
    NO.       UNITS       PRICE/UNIT       OAR        NOI/UNIT    SUBJ. NOI/UNIT    FACTOR        VALUE/UNIT
----------    ------      ----------       ---        --------    --------------  ----------      ----------
   I-1         156        $ 6,202,410     8.05%      $  499,098      $838,139        1.364         $54,249
                          $    39,759                $    3,199      $ 4 ,365
   I-2         244        $16,197,370     8.21%      $1,329,044      $838,139        0.801         $53,201
                          $    66,383                $    5,447      $  4,365
   I-3         200        $10,000,000     7.99%      $  799,464      $838,139        1.092         $54,603
                          $    50,000                $    3,997      $  4,365
   I-4         353        $ 9,775,000     9.64%      $  942,374      $838,139        1.635         $45,280
                          $    27,691                $    2,670      $  4,365
   I-5         132        $ 6,125,000     8.43%      $  516,365      $838,139        1.116         $51,780
                          $    46,402                $    3,912      $  4,365

                    PRICE/UNIT                                         VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
                    ----------                                         ------------------------------------------------
  Low             High       Average      Median          Estimated Price Per Unit                                      $    52,000
                                                          Number of Units                                                       192
$45,280         $54,603      $51,823     $53,201
                                                                                                                        -----------
                                                          Value Based on NOI Analysis                                   $ 9,984,000
                                                                                                  Rounded               $10,000,000

The adjusted sales indicate a range of value between $45,280 and $54,603 per unit, with an average of $51,823 per unit. Based on the subject's competitive position within the improved sales, a value of $52,000 per unit is estimated. This indicates an "as is" market value of $10,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE    NO. OF      SALE PRICE          EFFECTIVE       OPERATING                    SUBJECT
   NO.        UNITS       PRICE/UNIT         GROSS INCOME      EXPENSE           OER    PROJECTED OER        EGIM
----------    ------      ----------         ------------     ----------         ---    -------------        -----
   I-1         156        $ 6,202,410         $  998,298      $  499,200        50.01%                        6.21
                          $    39,759
   I-2         244        $16,197,370         $2,271,792      $  942,748        41.50%                        7.13
                          $    66,383
   I-3         200        $10,000,000         $1,399,464      $  600,000        42.87%                        7.15
                          $    50,000                                                      42.73%
   I-4         353        $ 9,775,000         $2,001,374      $1,059,000        52.91%                        4.88
                          $    27,691
   I-5         132        $ 6,125,000         $  912,365      $  396,000        43.40%                        6.71
                          $    46,402

                      EGIM                                                 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
                      ----                                                 --------------------------------------------------
Low           High       Average        Median                 Estimate EGIM                                                    6.50
                                                               Subject EGI                                               $ 1,547,178
4.88          7.15        6.42           6.71
                                                                                                                         -----------
                                                               Value Based on EGIM Analysis                              $10,056,659
                                                                                                           Rounded       $10,100,000

                                                                                       Value Per Unit                    $    52,604

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.73% before reserves. The comparable sales indicate a range of expense ratios from 41.50% to 52.91%, while their EGIMs range from 4.88 to 7.15. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $10,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,000,000.

Price Per Unit                                          $ 9,600,000
NOI Per Unit                                            $10,000,000
EGIM Analysis                                           $10,100,000

Sales Comparison Conclusion                             $10,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                       Average
                                  -----------------
 Unit Type    Unit Area (Sq.Ft.)  Per Unit  Per SF      %Occupied
-----------   ------------------  --------  --------    ---------
1Br/1Ba               697           $588      $0.84       100.0%
2Br/2Ba               937           $686      $0.73        98.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                  RENT ANALYSIS

                                                                  COMPARABLE RENTS
                                            --------------------------------------------------------
                                               R-1        R-2        R-3          R-4          R-5
                                            --------------------------------------------------------
                                              Deer    Farrington   Jamison    Springhouse    Audubon
                                              Run       Place        Park      Apartments     Park
                SUBJECT  SUBJECT  SUBJECT   --------------------------------------------------------
                 UNIT    ACTUAL   ASKING
DESCRIPTION      TYPE     RENT     RENT                       COMPARISON TO SUBJECT
--------------  -------  -------  -------   --------------------------------------------------------
                                            Similar    Superior    Superior     Inferior     Similar
                                            --------  ----------   --------   -----------    -------
Monthly Rent     1BR/1BA   $ 588  $ 599     $   580   $    625     $    625      $    542    $   627
Unit Area (SF)               697    697         780        738          692           718       775
Monthly Rent
   Per Sq. Ft.             $0.84  $0.86     $  0.74   $   0.85     $   0.90      $   0.75    $  0.81

Monthly Rent     2BR/2BA   $ 686  $ 699     $   660   $    730     $    755      $    659    $   725
Unit Area (SF)               937    937         960        988        1,000           934       970
Monthly Rent
   Per Sq. Ft.             $0.73  $0.75     $  0.69   $   0.74     $   0.76      $   0.71    $  0.75

DESCRIPTION       MIN      MAX     MEDIAN    AVERAGE
--------------  -------  -------  -------   --------
Monthly Rent      $ 542   $  627   $  625    $   600
Unit Area (SF)      692      780      738        741
Monthly Rent
   Per Sq. Ft.    $0.74   $ 0.90   $ 0.81    $  0.81

Monthly Rent      $ 659   $  755   $  725    $   706
Unit Area (SF)      934    1,000      970        970
Monthly Rent
   Per Sq. Ft.    $0.69   $ 0.76   $ 0.74    $  0.73

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                  Unit Area      ------------------     Monthly     Annual
  Unit Type     Number of Units    (Sq. Ft.)     Per Unit    Per SF     Income      Income
--------------  ---------------   ----------     ------------------    ---------  ----------
1Br/1Ba                76            697          $599      $0.86      $  45,524  $  546,288
2Br/2Ba               116            937          $699      $0.75      $  81,084  $  973,008
                                                              Total    $ 126,608  $1,519,296

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR        2000       FISCAL YEAR        2001       FISCAL YEAR        2002
                              ------------   ------------   ------------   ------------   ------------   ------------
       DESCRIPTION                     ACTUAL                         ACTUAL                        ACTUAL
                                 TOTAL         PER UNIT        TOTAL         PER UNIT        TOTAL         PER UNIT
---------------------------   ------------   ------------   ------------   ------------   ------------   ------------
Revenues
   Rental Income              $  1,518,195   $      7,907   $  1,557,528   $      8,112   $  1,482,750   $      7,723

   Vacancy                    $     68,484   $        357   $    152,502   $        794   $    113,354   $        590
   Credit Loss/Concessions    $     57,412   $        299   $    125,499   $        654   $     65,031   $        339
                              ------------   ------------   ------------   ------------   ------------   ------------
      Subtotal                $    125,896   $        656   $    278,001   $      1,448   $    178,385   $        929

   Laundry Income             $      2,607   $         14   $      3,950   $         21   $      1,617   $          8
   Garage Revenue             $          0   $          0   $          0   $          0   $          0   $          0
   Other Misc. Revenue        $     93,696   $        488   $     90,335   $        470   $    143,707   $        748
                              ------------   ------------   ------------   ------------   ------------   ------------
      Subtotal Other Income   $     96,303   $        502   $     94,285   $        491   $    145,324   $        757
                              ------------   ------------   ------------   ------------   ------------   ------------
Effective Gross Income        $  1,488,602   $      7,753   $  1,373,812   $      7,155   $  1,449,689   $      7,550

Operating Expenses
   Taxes                      $    105,946   $        552   $    105,131   $        548   $    148,277   $        772
   Insurance                  $     19,868   $        103   $     43,907   $        229   $     43,970   $        229
   Utilities                  $     78,837   $        411   $     74,212   $        387   $     83,165   $        433
   Repair & Maintenance       $    131,403   $        684   $    127,963   $        666   $    134,948   $        703
   Cleaning                   $          0   $          0   $          0   $          0   $          0   $          0
   Landscaping                $          0   $          0   $          0   $          0   $          0   $          0
   Security                   $          0   $          0   $          0   $          0   $          0   $          0
   Marketing & Leasing        $     38,342   $        200   $     16,827   $         88   $     16,784   $         87
   General Administrative     $    150,301   $        783   $    164,798   $        858   $    145,806   $        759
   Management                 $     75,711   $        394   $     74,463   $        388   $     76,204   $        397
   Miscellaneous              $          0   $          0   $          0   $          0   $          0   $          0
                              ------------   ------------   ------------   ------------   ------------   ------------
Total Operating Expenses      $    600,408   $      3,127   $    607,301   $      3,163   $    649,154   $      3,381

   Reserves                   $          0   $          0   $          0   $          0   $          0   $          0
                              ------------   ------------   ------------   ------------   ------------   ------------
Net Income                    $888,194       $      4,626   $    766,511   $      3,992   $    800,535   $      4,169
                              ------------   ------------   ------------   ------------   ------------   ------------

                               FISCAL YEAR      2003         ANNUALIZED        2003                    AAA PROJECTION
                              ------------   ------------   ------------   ------------   -------------------------------------
                                   MANAGEMENT BUDGET                PROJECTION
       DESCRIPTION               TOTAL        PER UNIT       TOTAL          PER UNIT        TOTAL          PER UNIT         %
---------------------------   ------------   ------------   ------------   ------------   ------------   ------------    ------
Revenues
   Rental Income              $  1,471,500   $      7,664   $  1,479,120   $      7,704   $  1,519,296   $      7,913     100.0%

   Vacancy                    $     86,500   $        451   $     53,468   $        278   $     75,965   $        396       5.0%
   Credit Loss/Concessions    $     33,180   $        173   $     46,556   $        242   $     15,193   $         79       1.0%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------
      Subtotal                $    119,680   $        623   $    100,024   $        521   $     91,158   $        475       6.0%
   Laundry Income             $      8,400   $         44   $      5,992   $         31   $      3,840   $         20       0.3%
   Garage Revenue             $          0   $          0   $          0   $          0   $          0   $          0       0.0%
   Other Misc. Revenue        $    117,000   $        609   $    119,024   $        620   $    115,200   $        600       7.6%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------
      Subtotal Other Income   $    125,400   $        653   $    125,016   $        651   $    119,040   $        620       7.8%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------
Effective Gross Income        $  1,477,220   $      7,694   $  1,504,112   $      7,834   $  1,547,178   $      8,058     100.0%

Operating Expenses
   Taxes                      $    143,123   $        745   $    156,440   $        815   $    153,600   $        800       9.9%
   Insurance                  $     44,396   $        231   $     42,340   $        221   $     44,160   $        230       2.9%
   Utilities                  $     78,000   $        406   $     81,320   $        424   $     80,640   $        420       5.2%
   Repair & Maintenance       $    138,500   $        721   $    139,656   $        727   $    139,200   $        725       9.0%
   Cleaning                   $          0   $          0   $          0   $          0   $          0   $          0       0.0%
   Landscaping                $          0   $          0   $          0   $          0   $          0   $          0       0.0%
   Security                   $          0   $          0   $          0   $          0   $          0   $          0       0.0%
   Marketing & Leasing        $     17,100   $         89   $     18,636   $         97   $     17,280   $         90       1.1%
   General Administrative     $    141,274   $        736   $    149,052   $        776   $    148,800   $        775       9.6%
   Management                 $     74,061   $        386   $     78,516   $        409   $     77,359   $        403       5.0%
   Miscellaneous              $          0   $          0   $          0   $          0   $          0   $          0       0.0%

Total Operating Expenses      $    636,454   $      3,315   $    665,960   $      3,469   $    661,039   $      3,443      42.7%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------
   Reserves                   $          0   $          0   $          0   $          0   $     48,000   $        250       7.3%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------
Net Income                    $    840,766   $      4,379   $    838,152   $      4,365   $    838,139   $      4,365      54.2%
                              ------------   ------------   ------------   ------------   ------------   ------------    ------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 6% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET
                              CAPITALIZATION RATES

                          GOING-IN                              TERMINAL
                    LOW                HIGH               LOW                HIGH
RANGE               6.00%              10.00%             7.00%              10.00%
AVERAGE                     8.14%                                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.                   SALE DATE            OCCUP.         PRICE/UNIT                OAR
  I-1                      Feb-02                 95%            $39,759                 8.05%
  I-2                      June, 2001             N/A            $66,383                 8.21%
  I-3                      December, 2000         96%            $50,000                 7.99%
  I-4                      Mar-99                 92%            $27,691                 9.64%
  I-5                      Sep-98                 98%            $46,402                 8.43%
                                                                    High                 9.64%
                                                                    Low                  7.99%
                                                                   Average               8.46%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $9,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                           COOPER'S POINTE APARTMENTS

                  YEAR                       APR-2004       APR-2005       APR-2006        APR-2007        APR-2008       APR-2009
              FISCAL YEAR                       1              2              3               4               5              6
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
      Base Rent                             $1,519,296     $1,564,875     $1,611,821      $1,660,176      $1,709,981     $1,761,280

      Vacancy                               $   75,965     $   78,244     $   80,591      $   83,009      $   85,499     $   88,064
      Credit Loss                           $   15,193     $   15,649     $   16,118      $   16,602      $   17,100     $   17,613
      Concessions                           $        0     $        0     $        0      $        0      $        0     $        0
                                            ---------------------------------------------------------------------------------------
              Subtotal                      $   91,158     $   93,892     $   96,709      $   99,611      $  102,599     $  105,677

      Laundry Income                        $    3,840     $    3,955     $    4,074      $    4,196      $    4,322     $    4,452
      GarageRevenue                         $        0     $        0     $        0      $        0      $        0     $        0
      Other Misc. Revenue                   $  115,200     $  118,656     $  122,216      $  125,882      $  129,659     $  133,548
                                            ---------------------------------------------------------------------------------------
                  Subtotal Other Income     $  119,040     $  122,611     $  126,290      $  130,078      $  133,981     $  138,000

EFFECTIVE GROSS INCOME                      $1,547,178     $1,593,594     $1,641,401      $1,690,643      $1,741,363     $1,793,604

OPERATING EXPENSES:

      Taxes                                 $  153,600     $  158,208     $  162,954      $  167,843      $  172,878     $  178,064
      Insurance                             $   44,160     $   45,485     $   46,849      $   48,255      $   49,702     $   51,194
      Utilities                             $   80,640     $   83,059     $   85,551      $   88,118      $   90,761     $   93,484
      Repair & Maintenance                  $  139,200     $  143,376     $  147,677      $  152,108      $  156,671     $  161,371
      Cleaning                              $        0     $        0     $        0      $        0      $        0     $        0
      Landscaping                           $        0     $        0     $        0      $        0      $        0     $        0
      Security                              $        0     $        0     $        0      $        0      $        0     $        0
      Marketing & Leasing                   $   17,280     $   17,798     $   18,332      $   18,882      $   19,449     $   20,032
      GeneralAdministrative                 $  148,800     $  153,264     $  157,862      $  162,598      $  167,476     $  172,500
      Management                            $   77,359     $   79,680     $   82,070      $   84,532      $   87,068     $   89,680
      Miscellaneous                         $        0     $        0     $        0      $        0      $        0     $        0
                                            ---------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                    $  661,039     $  680,870     $  701,296      $  722,335      $  744,005     $  766,325

      Reserves                              $   48,000     $   49,440     $   50,923      $   52,451      $   54,024     $   55,645
                                            ---------------------------------------------------------------------------------------
NET OPERATING INCOME                        $  838,139     $  863,284     $  889,182      $  915,857      $  943,333     $  971,633
                                            =======================================================================================
      Operating Expense Ratio (% of EGI)          42.7%          42.7%          42.7%           42.7%           42.7%          42.7%
      Operating Expense Per Unit            $    3,443     $    3,546     $    3,653      $    3,762      $    3,875     $    3,991
                                            =======================================================================================

                  YEAR                            APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
              FISCAL YEAR                            7               8               9               10              11
---------------------------------------------------------------------------------------------------------------------------
REVENUE
      Base Rent                                  $1,814,119      $1,868,542      $1,924,599      $1,982,337      $2,041,807

      Vacancy                                    $   90,706      $   93,427      $   96,230      $   99,117      $  102,090
      Credit Loss                                $   18,141      $   18,685      $   19,246      $   19,823      $   20,418
      Concessions                                $        0      $        0      $        0      $        0      $        0
                                                 --------------------------------------------------------------------------
              Subtotal                           $  108,847      $  112,113      $  115,476      $  118,940      $  122,508
      Laundry Income                             $    4,585      $    4,723      $    4,864      $    5,010      $    5,161
      GarageRevenue                              $        0      $        0      $        0      $        0      $        0
      Other Misc. Revenue                        $  137,555      $  141,681      $  145,932      $  150,310      $  154,819
                                                 --------------------------------------------------------------------------
                  Subtotal Other Income          $  142,140      $  146,404      $  150,796      $  155,320      $  159,980
EFFECTIVE GROSS INCOME                           $1,847,412      $1,902,834      $1,959,919      $2,018,717      $2,079,278

OPERATING EXPENSES:

      Taxes                                      $  183,406      $  188,909      $  194,576      $  200,413      $  206,426
      Insurance                                  $   52,729      $   54,311      $   55,941      $   57,619      $   59,347
      Utilities                                  $   96,288      $   99,177      $  102,152      $  105,217      $  108,373
      Repair & Maintenance                       $  166,212      $  171,198      $  176,334      $  181,624      $  187,073
      Cleaning                                   $        0      $        0      $        0      $        0      $        0
      Landscaping                                $        0      $        0      $        0      $        0      $        0
      Security                                   $        0      $        0      $        0      $        0      $        0
      Marketing & Leasing                        $   20,633      $   21,252      $   21,890      $   22,546      $   23,223
      GeneralAdministrative                      $  177,675      $  183,005      $  188,495      $  194,150      $  199,975
      Management                                 $   92,371      $   95,142      $   97,996      $  100,936      $  103,964
      Miscellaneous                              $        0      $        0      $        0      $        0      $        0
                                                 --------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                         $  789,315      $  812,994      $  837,384      $  862,506      $  888,381

      Reserves                                   $   57,315      $   59,034      $   60,805      $   62,629      $   64,508
                                                 --------------------------------------------------------------------------
NET OPERATING INCOME                             $1,000,782      $1,030,806      $1,061,730      $1,093,582      $1,126,389
                                                 ==========================================================================
      Operating Expense Ratio (% of EGI)               42.7%           42.7%           42.7%           42.7%           42.7%
      Operating Expense Per Unit                 $    4,111      $    4,234      $    4,361      $    4,492      $    4,627
                                                 ==========================================================================

                                                                                      "DCF" VALUE ANALYSIS
                                                            Gross Residual Sale Price $11,263,892 Deferred
                                                                                                  Maintenance        $        0
Estimated Stabilized NOI $838,139 Sales Expense Rate  2.00% Less: Sales Expense       $   225,278 Add: Excess Land   $        0
                                                                                      -----------
Months to Stabilized     1        Discount Rate      11.00% Net Residual Sale Price   $11,038,614 Other Adjustments  $        0
                                                                                                                     ----------
Stabilized Occupancy     95.0%    Terminal Cap Rate  10.00% PV of Reversion           $ 3,887,628 Value Indicated By
                                                                                                        "DCF"        $9,763,045
                                                            Add: NPV of NOI           $ 5,875,416 Rounded            $9,800,000
                                                                                      -----------
                                                            PV Total                  $ 9,763,045

                          "DCF" VALUE SENSITIVITY TABLE


TOTAL VALUE                                                  DISCOUNT RATE
                       -----------------------------------------------------------------------------------------
TERMINAL CAP RATE
                                          10.50%           10.75%          11.00%          11.25%          11.50%
                        9.50%       $10,298,440      $10,131,226      $9,967,657      $9,807,641      $9,651,089
                        9.75%       $10,188,665      $10,023,904      $9,862,728      $9,705,046      $9,550,771
                       10.00%       $10,084,379      $ 9,921,948      $9,763,045      $9,607,581      $9,455,469
                       10.25%       $ 9,985,180      $ 9,824,966      $9,668,225      $9,514,870      $9,364,816
                       10.50%       $ 9,890,705      $ 9,732,601      $9,577,920      $9,426,574      $9,278,480


AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized a the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                           COOPER'S POINTE APARTMENTS

                                                                 TOTAL              PER SQ. FT.      PER UNIT          %OF EGI
------------------------------------------------------------------------------------------------------------------------------
REVENUE

  Base Rent                                                    $1,519,296              $9.40         $ 7,913

  Less: Vacancy & Collection Loss         6.00%                $   91,158              $0.56         $   475

  Plus: Other Income

     Laundry Income                                            $    3,840              $0.02         $    20             0.25%
     Garage Revenue                                            $        0              $0.00         $     0             0.00%
     Other Misc. Revenue                                       $  115,200              $0.71         $   600             7.45%
                                                               --------------------------------------------------------------
          Subtotal Other Income                                $  119,040              $0.74         $   620             7.69%

EFFECTIVE GROSS INCOME                                         $1,547,178              $9.57         $ 8,058

OPERATING EXPENSES:

     Taxes                                                     $  153,600              $0.95         $   800             9.93%
     Insurance                                                 $   44,160              $0.27         $   230             2.85%
     Utilities                                                 $   80,640              $0.50         $   420             5.21%
     Repair & Maintenance                                      $  139,200              $0.86         $   725             9.00%
     Cleaning                                                  $        0              $0.00         $     0             0.00%
     Landscaping                                               $        0              $0.00         $     0             0.00%
     Security                                                  $        0              $0.00         $     0             0.00%
     Marketing & Leasing                                       $   17,280              $0.11         $    90             1.12%
     General Administrative                                    $  148,800              $0.92         $   775             9.62%
     Management                           5.00%                $   77,359              $0.48         $   403             5.00%
     Miscellaneous                                             $        0              $0.00         $     0             0.00%

TOTAL OPERATING EXPENSES                                       $  661,039              $4.09         $ 3,443            42.73%

     Reserves                                                  $   48,000              $0.30         $   250             3.10%
                                                               --------------------------------------------------------------
NET OPERATING INCOME                                           $  838,139              $5.18         $ 4,365            54.17%
                                                               --------------------------------------------------------------

     "GOING IN" CAPITALIZATION RATE                                  8.50%

     VALUE INDICATION                                          $9,860,463             $60.99         $51,357

     "AS IS" VALUE INDICATION
         (DIRECT CAPITALIZATION APPROACH)                      $9,860,463

ROUNDED                                                        $9,900,000             $61.24         $51,563

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

  CAP RATE        VALUE               ROUNDED              $/UNIT               $/SF
   7.75%       $10,814,701          $10,800,000          $    56,250          $   66.81
   8.00%       $10,476,742          $10,500,000          $    54,688          $   64.95
   8.25%       $10,159,265          $10,200,000          $    53,125          $   63.09
   8.50%       $ 9,860,463          $ 9,900,000          $    51,563          $   61.24
   8.75%       $ 9,578,735          $ 9,600,000          $    50,000          $   59.38
   9.00%       $ 9,312,659          $ 9,300,000          $    48,438          $   57.53
   9.25%       $ 9,060,966          $ 9,100,000          $    47,396          $   56.29

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                            $9,800,000
Direct Capitalization Method                             $9,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                      Not Utilized
Sales Comparison Approach                          $10,000,000
Income Approach                                    $ 9,900,000
Reconciled Value                                   $ 9,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Income Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $9,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CARLINA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[ENTRANCE INTO PROJECT PICTURE]           [INTERIOR OF CLUBHOUSE PICTURE]

[POOL AND SPA PICTURE]                    [INTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - APARTMENT UNITS PICTURE]      [EXTERIOR - APARTMENT UNITS PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[INTERIOR - LIVING ROOM PICTURE]          [INTERIOR - KITCHEN PICTURE]

[INTERIOR - BATHROOM PICTURE]             [INTERIOR - BEDROOM PICTURE]

[EXTERIOR - BALCONY PICTURE]              [EXTERIOR - STORAGE CLOSET AND LANDING
                                          AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                EXHIBIT B
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                   EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

COMPARABLE I-1                           COMPARABLE I-2                        COMPARABLE I-3
MELROSE PARK                             CARRINGTON PLACE                      MARTIN'S CREEK
2494 Etiwan Avenue                       1300 Park West Boulevard              700 Martin's Creek Blvd.
Charleston, SC                           Mt. Pleasant, SC                      Summerville, SC

[PICTURE]                                [PICTURE]                             [PICTURE]

COMPARABLE I-4                          COMPARABLE I-5
PEPPERTREE                              WESTBURY MEWS
4640 Forest Hills Drive                 1425 Old Trolley Road
N. Charleston, SC                       Summerville, SC
[PICTURE]                               [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                                SUBJECT                                            R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Cooper's Pointe Apartments                       Deer Run
  Management Company              AIMCO                                            Churchill Forge Properties
LOCATION:
  Address                         2225 Greenridge Road                             8755 Jenny Lind Street
  City, State                     North Charleston, South Carolina                 North Charleston, South Carolina
  County                          Charleston                                       Charleston
  Proximity to Subject                                                             1 mile north of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          161,664                                          138,080
  Year Built                      1986                                             1985
  Effective Age                   15                                               15
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 192                                              152
  Unit Mix:                            Type             Unit    Qty.     Mo. Rent      Type               Unit     Qty.      Mo.
                                    1  1Br/1Ba          697      76        $588      1  1BD/1BH            780      56       $580
                                    2  2Br/2Ba          937     116        $686      2  2BD/2BH            960      80       $660
                                                                                     0  3BD/2BH          1,100      16       $790
  Average Unit Size (SF)          842                                              908
  Unit Breakdown:                      Efficiency   0%     2-Bedroom         60%        Efficiency   0%  2-Bedroom             53%
                                       1-Bedroom   40%     3-Bedroom          0%        1-Bedroom   37%  3-Bedroom             10%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                       Attach. Garage           Vaulted Ceiling         Attach. Garage     X       Vaulted Ceiling
                                   X   Balcony           X      W/D Connect.        X   Balcony            X       W/D Connect.
                                   X   Fireplace                                    X   Fireplace          X
                                   X   Cable TV Ready                               X   Cable TV Ready   Full-size washer/dryer
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                   X   Spa/Jacuzzi              Car Wash                Spa/Jacuzzi                Car Wash
                                       Basketball Court         BBQ Equipment       X   Basketball Court           BBQ Equipment
                                       Volleyball Court         Theater Room            Volleyball Court           Theater Room
                                       Sand Volley Ball         Meeting Hall        X   Sand Volley Ball           Meeting Hall
                                   X   Tennis Court             Secured Parking     X   Tennis Court               Secured Parking
                                       Racquet Ball      X      Laundry Room            Racquet Ball               Laundry Room
                                       Jogging Track     X      Business Office         Jogging Track      X       Business Office
                                       Gym Room                                     X   Gym Room
OCCUPANCY:                        99%                                              95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                   6, 9 & 12 Months
  Concessions                     None                                             $40.00 off per month for 1BR units
  Pet Deposit                     $300 - $500                                      $200
  Utilities Paid by Tenant:        X   Electric          X      Natural Gas         X   Electric          X        Natural Gas
                                   X   Water                    Trash                   Water                      Trash
  Confirmation                         May 20, 2003; Karen Burk (Property Manager)      May 20, 2003; Renee (Property Manager)
  Telephone Number                     (843) 572-1716                                   (843) 553-5310
NOTES:                                                                                  A $10.00 premium is charged for fireplaces.
                                                                                        The rental rates included in this analysis
                                                                                        reflect units with fireplaces.

  COMPARISON TO SUBJECT:                                                                Similar

                                                    COMPARABLE                                            COMPARABLE
           DESCRIPTION                                R - 2                                                 R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Farrington Place                                 Jamison Park
  Management Company              HVM Management Company                           Pendergraph Management
LOCATION:
  Address                         7927 St. ives Road                               2245 Greenridge Road
  City, State                     North Charleston, South Carolina                 North Charleston, South Carolina
  County                          Charleston                                       Charleston
  Proximity to Subject            Right next to the subject                        Right next to the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          156,272                                          208,143
  Year Built                      1989                                             2001
  Effective Age                   10                                               1
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Garages, Open
  Number of Units                 168                                              216
  Unit Mix:                           Type               Unit     Qty.       Mo.             Type            Unit  Qty.       Mo.
                                    1  1BR/1BA             738     64       $625     1  1BD/1BH               692   54       $625
                                    2  2BR/2BA             988     80       $730     2  2BD/2BH - Type 1    1,000   63       $755
                                    0  3BR/3BA           1,250     24       $890     0  2BD/2BH - Type 2    1,009   63       $765
                                                                                     0  3BD/2BH             1,228   36       $905

  Average Unit Size (SF)          930                                              964
  Unit Breakdown:                      Efficiency    0%     2-Bedroom         48%       Efficiency    0%         2-Bedroom     58%
                                       1-Bedroom    38%     3-Bedroom         14%       1-Bedroom    25%         3-Bedroom     17%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                       Attach. Garage             Vaulted Ceiling   X   Attach. Garage        X    Vaulted Ceiling
                                   X   Balcony            X       W/D Connect.      X   Balcony               X    W/D Connect.
                                   X   Fireplace                                        Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                   X   Spa/Jacuzzi                Car Wash              Spa/Jacuzzi           X    Car Wash
                                   X   Basketball Court   X       BBQ Equipment         Basketball Court           BBQ Equipment
                                       Volleyball Court           Theater Room          Volleyball Court           Theater Room
                                       Sand Volley Ball           Meeting Hall          Sand Volley Ball           Meeting Hall
                                   X   Tennis Court               Secured Parking       Tennis Court               Secured Parking
                                       Racquet Ball       X       Laundry Room          Racquet Ball               Laundry Room
                                       Jogging Track      X       Business Office       Jogging Track         X    Business Office
                                   X   Gym Room                                     X   Gym Room
OCCUPANCY:                        97%                                              94%
LEASING DATA:
  Available Leasing Terms         6 to 24 Months                                   6, 9 & 13 Months
  Concessions                     1 - 1 1/2 Months Free                            1 - 1 1/2 Months Free
  Pet Deposit                     $300                                             $200
  Utilities Paid by Tenant:        X   Electric           X       Natural Gas       X   Electric              X    Natural Gas
                                       Water                      Trash             X   Water                      Trash
  Confirmation                         May 20, 2003; (Property Manager)            May 20, 2003; Tracy (Property Manager)
  Telephone Number                     (843) 569-3509                              (843) 797-5100
NOTES:                                 Project is located immediately south of the Garages are an additional $69 per month, while
                                       subject and includes a controlled access    storage units are an additional $25 per month.
                                       gate.

  COMPARISON TO SUBJECT:               Superior                                    Superior

                                                    COMPARABLE                                         COMPARABLE
           DESCRIPTION                                R - 4                                              R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Springhouse Apartments                           Audubon Park
  Management Company              AIMCO                                            Steven D. Bell & Company
LOCATION:
  Address                         7930 St. Ives Road                               1700 Eagle Landing Boulevard
  City, State                     North Charleston                                 Hanahan, South Carolina
  County                          Charleston                                       Charleston
  Proximity to Subject            1 block south of the subject                     1 mile east of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          214,848                                          207,554
  Year Built                      1985                                             1991
  Effective Age                   15                                               10
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 248                                              228
  Unit Mix:                               Type            Unit   Qty.        Mo.        Type               Unit  Qty.         Mo.
                                    1  1BD/1BH - Type 1     680   68        $529     1  1BD/1BA             690   12         $565
                                    1  1BD/1BH - Type 2     826   24        $579     1  1BD/1BA             800   40         $645
                                    0  2BD/1BH              837   24        $639     2  2BD/2BA             960   72         $715
                                    2  2BD/2BH - Type 1     934   92        $659     2  2BD/2BA           1,000   24         $755
                                    0  2BD/2BH - Type 2   1,048   24        $709     0  2BR/2BA           1,070   40         $770
                                    0  3BR/3BA            1,101   16        $849     0  3BD/2BA           1,220   40         $905
  Average Unit Size (SF)          866                                              987
  Unit Breakdown:                      Efficiency     0%      2-Bedroom       56%       Efficiency    0%     2-Bedroom         60%
                                       1-Bedroom     37%      3-Bedroom        7%       1-Bedroom    23%     3-Bedroom         17%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                       Attach. Garage            Vaulted Ceiling    X   Attach. Garage      X    Vaulted Ceiling
                                   X   Balcony              X    W/D Connect.       X   Balcony             X    W/D Connect.
                                   X   Fireplace                                    X   Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi               Car Wash               Spa/Jacuzzi         X    Car Wash
                                   X   Basketball Court          BBQ Equipment      X   Basketball Court         BBQ Equipment
                                       Volleyball Court          Theater Room           Volleyball Court         Theater Room
                                       Sand Volley Ball          Meeting Hall           Sand Volley Ball         Meeting Hall
                                   X   Tennis Court              Secured Parking    X   Tennis Court             Secured Parking
                                       Racquet Ball         X    Laundry Room           Racquet Ball        X    Laundry Room
                                       Jogging Track        X    Business Office        Jogging Track       X    Business Office
                                   X   Gym Room                                     X   Gym Room
OCCUPANCY:                        90%                                              93%
LEASING DATA:
  Available Leasing Terms         6 to 13 Months                                   Flexible
  Concessions                     1 - 1 1/2 Months Free                            None
  Pet Deposit                     $250                                             375
  Utilities Paid by Tenant:        X   Electric             X    Natural Gas        X   Electric            X    Natural Gas
                                       Water                     Trash                  Water                    Trash
  Confirmation                    May 20, 2003; (Property Manager)                 May 20, 2003; (Property Manager)
  Telephone Number                (972)234-1231                                    (843) 569-0055
NOTES:                            None                                             Garages are an additional $75 per month, while
                                                                                   storage units are an additional $45 per month.

  COMPARISON TO SUBJECT:          Inferior                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B

COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

COMPARABLE R-1                          COMPARABLE R-2                        COMPARABLE R-3
DEER RUN                                FARRINGTON PLACE                      JAMISON PARK
8755 Jenny Lind Street                  7927 St. ives Road                    2245 Greenridge Road
North Charleston, South Carolina        North Charleston, South Carolina      North Charleston, South Carolina
[PICTURE]                               [PICTURE]                             [PICTURE]

COMPARABLE R-4                  COMPARABLE R-5
SPRINGHOUSE APARTMENTS          AUDUBON PARK
7930 St. Ives Road              1700 Eagle Landing Boulevard
North Charleston                Hanahan, South Carolina
[PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS
                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER
                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. David Johnsen, MAI and Jimmy Pat James, MAI provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- Frank Fehribach MAI
                                             -------------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                         #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER
                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                                          FRANK A. FEHRIBACH, MAI

                                          MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal
                                          Associates, Inc. ("AAA").

EXPERIENCE
Valuation                                 Mr. Fehribach has experience in
                                          valuations for resort hotels; Class A
                                          office buildings; Class A multifamily
                                          complexes; industrial buildings and
                                          distribution warehousing; multitract
                                          mixed-use vacant land; regional malls;
                                          residential subdivision development;
                                          and special-purpose properties such as
                                          athletic clubs, golf courses,
                                          manufacturing facilities, nursing
                                          homes, and medical buildings.
                                          Consulting assignments include
                                          development and feasibility studies,
                                          economic model creation and
                                          maintenance, and market studies.

                                          Mr. Fehribach also has been involved
                                          in overseeing appraisal and consulting
                                          assignments in Mexico and South
                                          America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                                 University of Texas - Arlington
                                           Master of Science - Real Estate
                                          University of Dallas
                                           Master of Business Administration -
                                           Industrial Management
                                           Bachelor of Arts - Economics

STATE                                     State of Arizona
CERTIFICATIONS                              Certified General Real Estate
                                            Appraiser, #30828
                                          State of Arkansas
                                            State Certified General Appraiser,
                                            #CG1387N
                                          State of Colorado
                                            Certified General Appraiser,
                                            #CG40000445
                                          State of Georgia
                                            Certified General Real Property
                                            Appraiser, #218487
                                          State of Michigan
                                            Certified General Appraiser,
                                            #1201008081
                                          State of Texas
                                            Real Estate Salesman License,
                                            #407158 (Inactive)
                                          State of Texas
                                            State Certified General Real Estate
                                            Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

PROFESSIONAL                              Appraisal Institute, MAI Designated
                                          Member
AFFILIATIONS                              Candidate Member of the CCIM
                                          Institute pursuing Certified
                                          Commercial Investment Member (CCIM)
                                          designation

PUBLICATIONS                              "An Analysis of the Determinants of
                                          Industrial Property -authored with Dr.
                                          Ronald C. Rutherford and Dr. Mark
                                          Eakin, The Journal of Real Estate
                                          Research, Vol. 8, No. 3, Summer 1993,
                                          p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POINTE APARTMENTS, NORTH CHARLESTON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.